Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION ANNOUNCES MARCH 31, 2017 FINANCIAL RESULTS AND DECLARES DISTRIBUTIONS FOR APRIL, MAY AND JUNE

NEW YORK, May 10, 2017 — Harvest Capital Credit Corporation (“Harvest Capital” or the “Company”) (NASDAQ: HCAP) announced that its Board of Directors declared distributions of $0.1125 per share for the months of April, May and June. The April distribution is payable on May 26, 2017 to shareholders of record on May 19, 2017. The May distribution is payable on June 22, 2017 to shareholders of record on June 15, 2017. The June distribution is payable on July 27, 2017 to shareholders of record on July 20, 2017. The Company's distributions may include a return of capital to shareholders to the extent that the Company's net investment income and net capital gains are insufficient to support the distributions. Distributions that are treated for tax purposes as a return of capital will reduce each shareholder's basis in his, her or its shares. Returns of shareholder capital also have the effect of reducing the Company's assets.

FINANCIAL HIGHLIGHTS

	Q1-17		Q1-16
	Amount	Per share	Amount	Per share

Net investment income	$2,237,657	$0.35	$2,571,405	$0.41
Core net investment income (1)	$2,237,657	$0.35	$2,571,405	$0.41
Net realized gains (losses) on investments	$4,096	$—	$(1,219,785)	$(0.19)
Net change in unrealized appreciation (depreciation)	$91,800	$0.02	$(1,484,619)	$(0.24)
Net income (loss)	$2,333,553	$0.37	$(132,999)	$(0.02)

Weighted average shares outstanding (basic and diluted)	6,350,229		6,274,843

(1)

Core net investment income and core net investment income per share are non-GAAP financial measures. Reconciliations of core net investment income and core net investment income per share to the most directly comparable GAAP financial measure and other information regarding these non-GAAP financial measures are set forth in Schedule 1 hereto.

PORTFOLIO ACTIVITY

	March 31, 2017	December 31, 2016
Portfolio investments at fair value	$138,793,465	$134,101,534
Total assets	$148,587,149	$142,989,647
Net assets	$88,923,617	$87,122,296
Shares outstanding	6,404,189	6,287,496
Net asset value per share	$13.89	$13.86

	Q1-17	Q1-16
Portfolio activity during the period:
New debt investment commitments	$15,077,425	$17,800,000
New equity investments	1,043,640	3,900,000
Exits of debt investment commitments	(4,222,947)	(10,445,183)
Principal repayments	(6,505,110)	(2,798,503)
Net activity	$5,393,008	$8,456,314

	March 31, 2017	December 31, 2016
Number of portfolio company investments	34	31
Number of debt investments	30	28

Weighted average yield of debt investments (1):
Cash	11.9%	12.1%
PIK	1.3%	1.4%
Fee amortization	1.6%	1.7%
Total	14.8%	15.2%

(1)

The dollar-weighted average annualized effective yield is computed using the effective interest rates for our debt investments and other income producing investments, including cash and PIK interest as well as the accretion of deferred fees. The individual investment yields are then weighted by the respective fair values of the investments (as of the date presented) in calculating the weighted average effective yield of the portfolio. The dollar-weighted average annualized yield on the Company’s investments for a given period will generally be higher than what investors in our common stock would realize in a return over the same period because the dollar-weighted average annualized yield does not reflect the Company’s expenses or any sales load that may be paid by investors. CRS Reprocessing, LLC and Peekay Acquisition, LLC were excluded from the calculation as of March 31, 2017 and December 31, 2016 because they were on non-accrual status on those dates. Shinnecock CLO 2006-1, Ltd. and other equity components of the investment portfolio are also excluded from this calculation either because they do not have stated interest rates or are non-income producing.

FIRST QUARTER OF 2017 OPERATING RESULTS

For the quarter ended March 31, 2017, the Company reported a $2.5 million increase in net income (loss), compared to the quarter ended March 31, 2016. Net income was $2.3 million or $0.37 per share compared to a loss of $(0.1) million or $(0.02) per share for the quarter ended March 31, 2016.

For the quarter ended March 31, 2017, the Company reported a 13.0% decrease in net investment income and core net investment income, compared to the quarter ended March 31, 2016. Net investment income and core net investment income were $2.2 million, or $0.35 per share, for the quarter ended March 31, 2017, compared to $2.6 million, or $0.41 per share, for the quarter ended March 31, 2016.

The increase in net income was primarily attributable to a $1.2 million positive change in net realized gains (losses) on investments and a $1.6 million positive change in net unrealized appreciation (depreciation), partially offset by a $0.3 million decrease in net investment income, for the quarter ended March 31, 2017, as compared to the quarter ended March 31, 2016.

Net investment income and core net investment income decreased primarily as a result of lower non-recurring interest and fee income and higher non-accruals in the quarter ended March 31, 2017, as compared to the quarter ended March 31, 2016.

As of March 31, 2017, our total portfolio investments at fair value and total assets were $138.8 million and $148.6 million, respectively, compared to $134.1 million and $143.0 million at December 31, 2016. Net asset value per share was $13.89 at March 31, 2017, compared to $13.86 at December 31, 2016.

During the first quarter of 2017, the Company made investments in eight companies totaling $16.1 million. Five of the investments were in new portfolio companies and three were additional investments in existing portfolio companies. The Company also had investment sales, payoffs and commitment expirations totaling $10.7 million during the three months ended March 31, 2017. The investment activity for the quarter ended March 31, 2017 was as follows:

NEW AND INCREMENTAL INVESTMENTS

On February 17, 2017, the Company made a $2.0 million junior secured debt investment in Turning Point Brands, Inc. The investment carries a fixed cash rate of interest of 11.00%.

On February 23, 2017, the Company made an additional $1.0 million senior secured debt investment in existing portfolio company WBL SPE II, LLC. The investment carries a fixed cash interest rate of 14.50%.

On March 17, 2017, the Company made an additional $0.1 million equity investment in existing portfolio company Mercury Network, LLC.

On March 22, 2017, the Company made a $0.5 million equity investment in Flight Engine Leasing XII LLC.

On March 29, 2017, the Company made an additional $1.5 million debt investment in existing portfolio company Safety Services Acquisition Corp ("Safety"), bringing the Company's total debt investment to $7.5 million. The proceeds were used to fully refinance Safety's senior debt. As a result of the transaction, the Company's investment was converted from junior secured to senior secured and the interest rate was reduced from 15.00% (12.50% Cash/2.50% PIK) to LIBOR + 11.00% with a 1.00% LIBOR floor.

On March 31, 2017, the Company made a $1.1 million senior secured debt investment and a $0.3 million equity investment in Flight Engine Leasing V LLC. The debt investment carries a cash interest rate equal to the greater of 13.00% or LIBOR + 7.00%.

On March 31, 2017, the Company made a $4.0 million senior secured debt investment in Wetmore Tool and Engineering Company. The investment carries an interest rate of 13.00% (12.00% Cash / 1.00% PIK).

On March 31, 2017, the Company made a $5.5 million senior secured debt investment and a $0.2 million equity investment in VTK Acquisition, Inc. The debt investment consists of a $3.5 million term loan that carries an interest rate of LIBOR + 12.00% and a $2.0 million revolver commitment that carries an interest rate of LIBOR + 6.50%. As of March 31, 2017, $0.4 million was outstanding under the revolver.

INVESTMENT PAYOFFS

On February 17, 2017, the Company received a par payoff on its $3.8 million junior secured debt investment in North Atlantic Trading Company, Inc. The Company generated a gross internal rate of return (“IRR”) of 12.9% on this exit. IRR is the rate of return that makes the net present value of all cash flows into or from the investment equal to zero, and is calculated based on the amount of each cash flow received or invested by the Company and the day it was received or invested.

On February 27, 2017, the Company received a par payoff on its $0.5 million senior secured debt investment in WBL SPE I, LLC. The Company generated an IRR of 15.6% on this exit.

"We are pleased to report another quarter of strong earnings at Harvest Capital Credit for the first quarter of 2017, with net investment income ("NII") and core net investment income (“Core NII”) of $0.35 per share, which covers our dividend for the quarter of $0.34 per share,” declared Richard P. Buckanavage, President and CEO. “The performance of the portfolio remains solid and enabled us to enjoy an increase in net asset value per share, which at $13.89 at quarter end was $0.03 per share higher than last quarter,” observed Mr. Buckanavage. “Our dividend coverage ratio of 103% for the first quarter, and the $0.44 per share of spillover income carried over from 2016, should provide shareholders with confidence in our current dividend payout level,” concluded Mr. Buckanavage.

CREDIT QUALITY

The Company employs various risk management and monitoring tools to categorize and assess its investments. No less frequently than quarterly, the Company applies an investment risk rating system which uses a five-level numeric scale. The following is a description of the conditions associated with each investment rating:

•	Investment Rating 1 is used for investments that are performing above expectations, and whose risks remain favorable compared to the expected risk at the time of the original investment.
•

Investment Rating 2 is used for investments that are performing within expectations and whose risks remain neutral compared to the expected risk at the time of the original investment. All new loans are initially rated 2.

•

Investment Rating 3 is used for investments that are performing below expectations and that require closer monitoring, but where no loss of return or principal is expected. Portfolio companies with a rating of 3 may be out of compliance with financial covenants.

•

Investment Rating 4 is used for investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are often in workout. Investments with a rating of 4 are those for which there is an increased possibility of some loss of return but no loss of principal is expected.

•

Investment Rating 5 is used for investments that are performing substantially below expectations and whose risks have increased substantially since the original investment. These investments are almost always in workout. Investments with a rating of 5 are those for which some loss of return and principal is expected.

As of March 31, 2017, the weighted average risk rating of the debt investments in the Company's portfolio increased to 2.03 from 2.01 in the previous quarter. Also, as of March 31, 2017, seven of the Company’s thirty debt investments were rated 1, eighteen investments were rated 2, two investments were rated 3, two investments were rated 4, and one investment was rated 5. As of March 31, 2017, two loans and a revenue linked security were on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2017, the Company had $8.2 million of cash and restricted cash and $28.2 million of undrawn capacity on its $55.0 million senior secured revolving credit facility. The credit facility is secured by all of the Company’s assets and has an accordion feature that allows the size of the facility to increase up to $85.0 million.

On January 27, 2017, the Company entered into an equity distribution agreement with JMP Securities LLC to sell up to 1,000,000 shares of our common stock from time to time at prevailing market prices or at negotiated prices. During the three months ended March 31, 2017, the Company sold 109,774 shares at an average price of $14.22 per share.

Additionally, the Company holds six syndicated loans totaling $21.2 million at fair value as of March 31, 2017. These investments could be sold and the proceeds re-invested in our core lower-middle market strategy, as attractive opportunities arise.

SIGNIFICANT DEVELOPMENTS SUBSEQUENT TO MARCH 31, 2017

On April 19, 2017, the Company made a $4.0 million junior secured debt investment in Shannon Specialty Floorings, LLC. The investment carries an interest rate of LIBOR + 11.00% with a 1.00% LIBOR floor.

On April, 28 2017, the Company made a $3.3 million senior secured debt investment in King Engineering Associates, Inc. The investment is comprised of a $3.0 million term loan and a $0.3 million revolver (unfunded at closing) and carries an interest rate of LIBOR + 10.00% on funded balances.

On April 28, 2017, we amended our senior secured revolving credit facility to, among other things, (i) extend the expiration of the revolving period from April 30, 2017 to October 30, 2018; (ii) extend the maturity date from October 29, 2018 to the earlier of (x) April 30, 2020, or (y) the date that is six (6) months prior to the maturity of any of the Company's outstanding unsecured longer-term indebtedness, which, based on the Company's outstanding Notes that mature on January 16, 2020, the maturity date under the facility would be July 16, 2019; and (iii) subject to certain conditions, provide limited borrowing base credit for the Company's loans to (x) certain portfolio companies in which the Company or HCAP Equity Holdings, LLC owns in excess of ten percent of the portfolio company's equity interests and (y) certain special purpose entity portfolio companies formed to hold specified assets, which loans previously did not receive borrowing base credit.

We are initiating a process to transition the provision of administrative services to the Company from JMP Credit Advisors LLC, our existing administrator, which is based in Alpharetta, Georgia, to HCAP Advisors LLC, our investment adviser, which is based in New York, New York. The transition, which will also result in changes to the personnel providing those administrative services, is expected to occur sometime before March 31, 2018, but could occur on a shorter timeline that provides for an orderly transition. The transition will allow the Company to bring this function and the personnel providing such services into the Company's principal executive office in New York.

CONFERENCE CALL

The Company will host a conference call on Wednesday, May 10, 2017 at 11:00 a.m. Eastern Time to discuss its first quarter results. All interested parties are invited to participate in the conference call by dialing (888) 566-6060 (domestic) or (973) 200-3100 (international). Participants should enter the Conference ID 74604497 when prompted.

ABOUT HARVEST CAPITAL CREDIT CORPORATION

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The Company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not of historical fact (including statements containing the words "believes", "plans", "anticipates", "expects", "estimates", and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Harvest Capital Credit Corporation

Consolidated Statements of Assets and Liabilities (Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS:
Non-affiliated/non-control investments, at fair value (cost of $119,031,011 at 3/31/17 and $120,162,148 at 12/31/16)	$118,268,957	$119,032,736
Affiliated investments, at fair value (cost of $22,339,704 at 3/31/17 and $15,994,294 at 12/31/16)	18,182,847	12,137,552
Control investments, at fair value (cost of $2,329,135 at 3/31/17 and $2,943,277 at 12/31/16)	2,341,661	2,931,246
Total investments, at fair value (cost of $143,699,850 at 3/31/17 and $139,099,719 at 12/31/16)	138,793,465	134,101,534

Cash	5,129,081	4,472,749
Restricted cash	3,038,331	3,084,229
Interest receivable	922,180	578,140
Accounts receivable – other	35,158	27,135
Deferred offering costs	128,072	98,549
Deferred financing costs	480,010	542,342
Other assets	60,852	84,969
Total assets	$148,587,149	$142,989,647

LIABILITIES:
Revolving line of credit	$26,770,008	$26,946,613
Unsecured notes (net of deferred offering costs of $663,553 at 3/31/17 and $715,258 at 12/31/16)	26,836,447	26,784,742
Accrued interest payable	460,720	421,534
Accounts payable - base management fees	680,184	693,190
Accounts payable - incentive management fees	58,005	202,235
Accounts payable - administrative services	300,000	276,214
Accounts payable - accrued expenses	483,603	499,907
Payable for securities purchased	3,951,097	—
Other liabilities	123,468	42,916
Total liabilities	59,663,532	55,867,351

Commitments and contingencies (Note 8)

NET ASSETS:
Common stock, $0.001 par value, 100,000,000 shares authorized, 6,429,965 issued and 6,404,189 outstanding at 3/31/17 and 6,313,272 issued and 6,287,496 outstanding at 12/31/16	6,430	6,313
Capital in excess of common stock	92,047,675	90,433,114
Treasury shares at cost, 25,776 shares at 3/31/17 and 12/31/16, respectively	(322,137)	(322,137)
Accumulated realized losses on investments	(1,533,410)	(1,537,506)
Net unrealized depreciation on investments	(4,906,385)	(4,998,185)
Undistributed net investment income	3,631,444	3,540,697
Total net assets	88,923,617	87,122,296
Total liabilities and net assets	$148,587,149	$142,989,647

Common stock outstanding	6,404,189	6,287,496

Net asset value per common share	$13.89	$13.86

Harvest Capital Credit Corporation

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2017	2016
Investment Income:
Interest:
Cash - non-affiliated/non-control investments	$3,262,380	$4,555,751
Cash - affiliated investments	272,830	241,964
Cash - control investments	92,957	—
PIK - non-affiliated/non-control investments	412,818	153,826
PIK - affiliated investments	78,013	—
Amortization of fees, discounts and premiums, net:
Non-affiliated/non-control investments	518,262	549,815
Affiliated investments	15,988	(52,707)
Control investments	3,526	—
Total interest income	4,656,774	5,448,649
Other income	12,964	24,697
Total investment income	4,669,738	5,473,346

Expenses:
Interest expense – revolving line of credit	200,019	254,578
Interest expense - unused line of credit	65,843	47,720
Interest expense - deferred financing costs	74,848	66,057
Interest expense - unsecured notes	481,251	481,251
Interest expense - deferred offering costs	51,705	47,764
Total interest expense	873,666	897,370

Professional fees	221,252	181,894
General and administrative	245,728	218,477
Base management fees	680,184	737,815
Incentive management fees	58,005	642,851
Administrative services expense	300,000	220,919
Total expenses	2,378,835	2,899,326
Net Investment Income, before taxes	2,290,903	2,574,020
Excise tax	53,246	2,615
Net Investment Income, after taxes	2,237,657	2,571,405

Net realized gains (losses):
Non-Affiliated / Non-Control investments	4,096	(77,522)
Affiliated investments	—	(1,142,263)
Net realized gains (losses)	4,096	(1,219,785)
Net change in unrealized appreciation (depreciation) on investments	91,800	(1,484,619)
Total net unrealized and realized gains (losses) on investments	95,896	(2,704,404)

Net increase in net assets resulting from operations	$2,333,553	$(132,999)

Net investment income per share	$0.35	$0.41
Net increase (decrease) in net assets resulting from operations per share	$0.37	$(0.02)
Weighted average shares outstanding (basic and diluted)	6,350,229	6,274,843
Dividends paid per common share	$0.34	$0.34

SCHEDULE 1

Reconciliations of Net Investment Income to Core Net Investment Income

	Three months ended March 31,
	2017		2016
	Amount	Per share (1)	Amount	Per share (1)

Net investment income	$2,237,657	$0.35	$2,571,405	$0.41
Capital gains incentive fees	—	—	—	—
Core net investment income	$2,237,657	$0.35	$2,571,405	$0.41

(1)	All per share amounts are basic and diluted unless indicated otherwise.

The purpose of core net investment income is to present net investment income without the effect of incentive fees related to items not included in net investment income, and without the effect of any excise taxes related to realized capital gains and losses. Incentive fees are reflected above the net investment income line on the income statement and thus affect net investment income for GAAP purposes. However, realized gains or losses and unrealized appreciation or depreciation are reflected below the net investment income line item on the income statement. Accordingly, capital gains incentive fees are reflected above the net investment income line item in the income statement even though the related realized gains or losses and unrealized appreciation or depreciation are reflected below the net investment income line item on the income statement. Any excise taxes related to realized capital gains and losses are also reflected above the net investment income line item in the income statement even though the related realized gains or losses and unrealized appreciation or depreciation are reflected below the net investment income line item on the income statement. Core net investment income adds the capital gains incentive fee and any excise taxes related to realized capital gains and losses back to net investment income so the capital gains incentive fee, any excise taxes related to realized capital gains and losses and the related realized gains or losses and unrealized appreciation or depreciation are all excluded from net investment income.

The capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such cumulative realized capital gains exceed cumulative realized and unrealized capital losses through the end of such fiscal year (less the aggregate amount of any previously paid capital gain incentive fee). The Company also records an expense accrual relating to the capital gains incentive fee payable by the Company to its investment adviser when (i) the cumulative unrealized and realized gains on its investments exceed all cumulative realized and unrealized capital losses on its investments and (ii) the capital gains incentive fee that would be payable exceeds the aggregate amount of any previously paid capital gain incentive fee given the fact that a capital gains incentive fee would be owed to the investment adviser if the Company were to liquidate its investment portfolio at such time. Any decrease in unrealized appreciation in subsequent periods will result in the reversal of some or all of such previously recorded expense accrual. The actual incentive fee payable to the Company's investment adviser related to capital gains is determined and payable in arrears at the end of each fiscal year and is only based on cumulative realized capital gains, including realized capital gains for such period, but not unrealized capital gains.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Richard Buckanavage	Craig Kitchin
President & Chief Executive Officer	Chief Financial Officer
(212) 906-3592	(678) 392-3150
rbuckanavage@harvestcaps.com	ckitchin@harvestcaps.com

Source: Harvest Capital Credit Corporation